UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

ELECTRAMECCANICA VEHICLES CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

As previously disclosed, on January 11, 2024, Xos, Inc., a Delaware corporation (“Xos”) and ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (“ElectraMeccanica”), entered into an arrangement agreement (as amended, the “Arrangement Agreement”), pursuant to which Xos will acquire all of the issued and outstanding common shares of ElectraMeccanica pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia). On February 13, 2024, Xos and ElectraMeccanica filed a joint proxy statement/management information circular (the “Joint Proxy Statement/Circular”) with the U.S. Securities and Exchange Commission for the respective approvals by Xos’ stockholders and ElectraMeccanica’s shareholders on matters relating to the proposed business combination between the two companies. Following the filing of the Joint Proxy Statement/Circular and as of the filing of this Schedule 14A, various demands and draft complaints were received by Xos and ElectraMeccanica, and two lawsuits were filed by purported stockholders of Xos (captioned Moore v. Xos, Inc., et al., No. 1:24-cv-00270 (D. Del. filed Feb. 29, 2024), and Philips v. Xos, Inc. et al., No. 1:24-cv-00282 (D. Del. filed Mar. 4, 2024)), challenging the disclosures in the Joint Proxy Statement/Circular. The complaints and demands assert claims against Xos, ElectraMeccanica, and each of their board of directors.

While Xos and ElectraMeccanica believe that the disclosures set forth in the Joint Proxy Statement/Circular comply fully with all applicable law and deny the allegations in the pending actions described above, solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the proposed business combination, Xos and ElectraMeccanica determined voluntarily to supplement certain disclosures in the Joint Proxy Statement/Circular related to the claims in the demands and complaints with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Xos and ElectraMeccanica specifically deny all allegations in the demands and complaints described above that any additional disclosure was or is required or material.

The Supplemental Disclosures are being filed to supplement the Joint Proxy Statement/Circular. The information contained in the Supplemental Disclosures is incorporated by reference into the Joint Proxy Statement/Circular. All page references in the Supplemental Disclosure are to pages in the Joint Proxy Statement/Circular before any additions or deletions resulting from the Supplemental Disclosures. Terms used in the Supplemental Disclosures, but not otherwise defined herein, have the meanings ascribed to such terms in the Joint Proxy Statement/Circular.

To the extent that information in the Supplemental Disclosures differs from, or updates information contained in, the Joint Proxy Statement/Circular, the information in the Supplemental Disclosures shall supersede or supplement the information in the Joint Proxy Statement/Circular. Except as otherwise described in the Supplemental Disclosures, the Joint Proxy Statement/Circular, the annexes to the Joint Proxy Statement/Circular and the documents referred to, contained in or incorporated by reference in the Joint Proxy Statement/Circular are not otherwise modified or supplemented.

The Supplemental Disclosures should be read in conjunction with the Joint Proxy Statement/Circular, which we urge you to read in its entirety.

If you have not already voted in connection with the ElectraMeccanica special meeting, you are urged to do so promptly. This Schedule 14A does not affect the validity of any proxy card or voting instructions that ElectraMeccanica shareholders may have previously received or delivered. No action is required by any ElectraMeccanica shareholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

Supplemental Disclosures to the Joint Proxy Statement/Circular

1. The following disclosures are added as a new paragraph after the second full paragraph on page 63. The modified text is underlined.

“On November 17, 2023, Xos entered into an amendment of a preexisting engagement agreement with Houlihan Lokey Capital, Inc. (“Houlihan”), whereby Houlihan would act as Xos’ financial advisor in connection with the potential transaction with ElectraMeccanica. Houlihan has never been engaged to provide financial advisory or other services to ElectraMeccanica and has never received any compensation from ElectraMeccanica.”

2. The following disclosures appearing in the fourth full paragraph beginning on page 63 are modified by adding the text underlined below.

“On November 22, 2023, the Xos Special Committee met to discuss the terms of an updated proposal to ElectraMeccanica. On the same day, Xos provided an updated proposal to ElectraMeccanica in the form of a nonbinding indication of interest, pursuant to which Xos proposed a pro forma ownership split for ElectraMeccanica Shareholders in a range between 15-21% immediately following the close of a proposed transaction. The updated proposal reiterated the suggestion that a future, post-closing Xos Board would include nominees of ElectraMeccanica.”

3. The following disclosures appearing in the third full paragraph beginning on page 64 are modified by adding the text underlined below.

“On December 11, 2023, the ElectraMeccanica Strategic Committee met to discuss the proposed terms of a non-binding letter of intent and approved the terms of the proposed letter, which provided that former securityholders of ElectraMeccanica would own approximately 25%, and pre-closing securityholders of Xos would own approximately 75% of the Combined Company on a pro forma basis immediately following closing. This pro forma equity split was premised on ElectraMeccanica maintaining a mutually determined amount of net cash that would be formulaically determined by the terms of the Arrangement Agreement. The proposed letter of intent also provided that, subject to further discussion, the future, post-closing Xos Board would consist of either (a) seven members, of which two would be ElectraMeccanica nominees, or (b) nine members, of which three would be ElectraMeccanica nominees. A representative of Greenhill delivered the proposed letter of intent to Xos that day.”

4. The following disclosures appearing in the seventh full paragraph beginning on page 64 are modified by adding the text underlined below.

“On December 14, 2023, Mr. Mattson returned a revised draft of the letter of intent to ElectraMeccanica by email. Xos’ revised draft letter of intent did not alter the provision providing that, subject to further discussion, the future, post-closing Xos Board would consist of either (a) seven members, of which two would be ElectraMeccanica nominees, or (b) nine members, of which three would be ElectraMeccanica nominees. Following this, Mr. Ostermann, Ms. Docherty and a representative of Greenhill held a phone call with Messrs. Mattson and Semler to discuss and negotiate Xos’ proposed revisions to the draft letter of intent. Following the phone call, ElectraMeccanica made further revisions to the draft letter of intent. The revised draft was returned to Xos by a representative of Greenhill later that day. The material terms that were negotiated in the term sheet include (i) the definition of net cash, (ii) adjustment to the pro forma ownership split for ElectraMeccanica Shareholders based on the net cash of ElectraMeccanica at the Effective Time and (iii) the ability for Xos to raise additional capital during the exclusivity period.”

5. The following disclosures appearing in the first full paragraph beginning on page 65 are modified by adding the text underlined below.

“Subsequently, the letter of intent was signed and delivered by email. The executed non-binding letter of intent proposed a pro forma ownership interest in Xos of ElectraMeccanica Shareholders of 25%, subject to adjustment based on ElectraMeccanica’s net cash at the Effective Time. It also provided that that, subject to further discussion, the future, post-closing Xos Board would consist of either (a) seven members, of which two would be ElectraMeccanica nominees, or (b) nine members, of which three would be ElectraMeccanica nominees. In the negotiations to finalize the Arrangement Agreement, ElectraMeccanica’s projected cash at the Effective Time decreased from $55 million to $48.5 million based on revised assessments of current and contingent liabilities. Xos also further highlighted concerns related to ElectraMeccanica’s ability to mitigate liabilities, such as the long-term lease of the Mesa, Arizona facility and potential change-of-control employee severance payments. This resulted in the parties agreeing to a pro forma ownership interest of ElectraMeccanica Shareholders in Xos of 21%, provided ElectraMeccanica’s net cash at the Effective Time is within the proposed “collar” range of $46.5 million to $50.5 million, and subject to adjustment if ElectraMeccanica’s net cash at the Effective Time is outside of such “collar” range, as discussed further below.”

6. The following disclosures appearing in the second full paragraph beginning on page 68 are modified by adding the text underlined below.

“That evening, the Xos Board met with Xos’ management, Xos’ legal advisors and representatives of Xos’ financial advisor, to discuss the tax implications of the transaction and the outstanding items in the drafts of the Arrangement Agreement, Plan of Arrangement and Voting Support and Lock-Up Agreements. Xos’ financial advisor delivered a presentation about the financial characteristics of the proposed transaction, which included, based on Xos’ proforma ownership of 79% of the Combined Company, an estimated implied premium of 41% (with certain assumed adjustments to ElectraMeccanica’s long-term lease of the Mesa, Arizona facility) or 56% (without the assumed lease adjustments) to the $7.61 closing price of Xos common stock on January 9, 2024. Following discussion, the Xos Board unanimously determined that the Arrangement, the negotiation of and entry into the Arrangement Agreement and the other transactions and matters contemplated in the Arrangement Agreement or in connection therewith, including the issuance of Xos Shares to ElectraMeccanica Shareholders in connection with the transaction, were in the best interests of, and were advisable to, Xos and the Xos Stockholders and approved the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement.”

7. The following disclosures appearing in the fifth full paragraph beginning on page 81 are modified by adding the text underlined below.

“Greenhill considered enterprise value to revenue multiples (“EV/Revenue”) for 2026E and 2027E and enterprise value to earnings before interest, taxes and depreciation and amortization (“EBITDA”) multiples (“EV/EBITDA”) for 2026E and 2027E. Greenhill focused on 2026E and 2027E multiples as the Xos business is still ramping up and EBITDA is projected to be negative in the near-term. The observed trading multiples for the Comparable Companies (based on available equity research financial projections for each Comparable Company) were:

EV/2026E Revenue	- Rivian Automotive, Inc.: 0.64x - Nikola Corporation: 0.36x - The Lion Electric Company: 0.52x
EV/2027E Revenue	- Rivian Automotive, Inc.: 0.41x - Nikola Corporation: n/a - The Lion Electric Company: 0.41x
EV/2027E EBITDA	- Rivian Automotive, Inc.: 7.0X - Nikola Corporation: n/a - The Lion Electric Company: 5.0x

The average observed trading multiples based on the Comparable Companies were 0.51x EV/2026E Revenue, 0.41x EV/2027E revenue and 5.9x EV/2027E EBITDA, which were used to inform the multiple ranges selected by Greenhill for the Combined Company in the Comparables Companies Approach.”

8. The following disclosures appearing in the last paragraph beginning on page 81 and continuing through to the first full paragraph on page 82 are modified by adding the text underlined below.

“Greenhill calculated a range of terminal values by applying a range of EV/EBITDA multiples to the 2027 terminal year’s estimated EBITDA. An EV/EBITDA range of 10.0 - 12.0x was selected based on Greenhill’s professional judgement, which included an analysis of the EV/EBITDA multiples of the Comparable Companies and, as well as a review of comparable companies in other industrial verticals with similar growth rates and margins to that of Xos, which included, among others, Chart Industries, Inc., FormFactor, Inc., Generac Holdings Inc., MaxLinear, Inc., Methode Electronics, Inc., NN, Inc., Semtech Corporation and MDA Ltd. Greenhill considered EV/EBITDA multiples to be the most appropriate terminal multiple metric as Xos is forecasted to generate material EBITDA by its terminal year. Greenhill then discounted the resulting terminal value, along with the unlevered free cash flows over the forecast period to the date of the Opinion using a weighted average cost of capital (“WACC”) rate calculated based on the historical adjusted market betas of the Comparable Companies, market bond yields (including the 10-year U.S. treasury bond yield) and other assumptions and adjustments made by Greenhill using its professional judgement. The WACC range used by Greenhill in the DCF Approach was 22.5 - 27.5%.

Greenhill assumed the Combined Company’s U.S. net operating losses, which was estimated at approximately $337 million as of December 31, 2023, would be utilized over time and valued the resulting tax savings accordingly. Greenhill applied the net operating losses against the Combined Company’s forecasted future earnings before taxes to calculate the estimated future tax savings. Greenhill then discounted the estimated future tax savings at the Combined Company’s WACC.”

9. The following disclosures appearing in the second full paragraph beginning on page 83 are modified by adding the text underlined below.

“Greenhill has received a retainer fee of US$500,000 (the “Retainer Fee”), which is creditable against the future transaction fee. Greenhill has also received a fixed fee of US$500,000 at the time of delivery of the Opinion (no part of which is contingent upon the Opinion being favourable or upon success of the Arrangement or any alternative transaction). Upon successful consummation of the Arrangement, Greenhill will be entitled to receive a transaction fee of US$3,000,000, less a US$500,000 credit for the Retainer Fee, for a net transaction fee of US$2,500,000. In addition, if the Arrangement is not completed and a break-up fee or termination fee is paid to ElectraMeccanica, ElectraMeccanica will be required to pay Greenhill a portion of such fee equal to the lesser of (i) 25% of such break-up or termination fee and (ii) the transaction fee. ElectraMeccanica has also agreed to reimburse Greenhill for its reasonable out-of-pocket expenses and to indemnify Greenhill against certain liabilities that might arise out of its engagement.”

10. The following disclosures appearing in the first full paragraph under the heading “Liquidation Analysis for ElectraMeccanica” on page 87 are modified by adding the text underlined below.

“The ElectraMeccanica Wind-Down Analysis represents a range of estimates of ElectraMeccanica’s aggregate net cash which could be available for distribution to ElectraMeccanica Shareholders in a scenario in which ElectraMeccanica winds down its operations and liquidates. For purposes of this analysis, (i) ElectraMeccanica’s management consulted with Canadian legal counsel regarding the liquidation process and timing of the Wind-Down Scenario, and (ii) such range of estimates of ElectraMeccanica’s aggregate cash was determined by ElectraMeccanica’s management as follows: estimated net cash balance of ElectraMeccanica per the ElectraMeccanica Transaction Cash Forecast (with refinements and adjustments to exclude certain transaction fees and other items related to the Arrangement), which was estimated to be approximately $50.5 million as of June 30, 2024, plus estimated proceeds from vehicle duty drawbacks refund claims during the wind-down period (the Wind-Down Scenario assumes ElectraMeccanica receives its duty draw back refund in the second quarter of 2025), plus annual compensation savings from employee and director headcount reductions, plus the reduction of other general & administrative costs, less estimated employee severance costs, less estimated wind-down costs, plus estimated net lease expense savings from an exit from ElectraMeccanica’s leased real estate properties (the Wind-Down Scenario assumes ElectraMeccanica can exit its leased properties by June 30, 2024), plus estimated interest income during the wind-down period, and excluding transaction fees related to the Arrangement. The ElectraMeccanica Wind-Down Analysis was subject to certain other assumptions and qualifications, including (i) the resolution of certain ElectraMeccanica liabilities and contingent liabilities, and (ii) the receipt of certain vehicle duty drawback refunds by June 30, 2025, which, if they are unable to be resolved or received as forecasted, could materially reduce the net cash available for distribution to ElectraMeccanica Shareholders in a Wind-Down Scenario. The timing assumptions underlying the ElectraMeccanica Wind-Down Analysis included: (i) wind-down processes commencing on an assumed date of March 31, 2024; and (ii) the assumed completion of the liquidation and dissolution process and a distribution of all remaining net cash to ElectraMeccanica Shareholders by June 30, 2025.”

Additional Information and Where to Find It

Xos and ElectraMeccanica filed the Joint Proxy Statement/Circular with the SEC on February 13, 2024. Xos and ElectraMeccanica have mailed the Joint Proxy Statement/Circular and a proxy card to Xos’ stockholders and ElectraMeccanica’s shareholders as of the record date established for voting on the matters related to the proposed transaction and any other matters to be voted on at the special meetings of Xos’ stockholders and ElectraMeccanica’s shareholders, respectively. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/CIRCULAR (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AS APPLICABLE, AND ANY OTHER DOCUMENTS THAT XOS AND ELECTRAMECCANICA WILL FILE WITH THE SEC OR THE CANADIAN SECURITIES ADMINISTRATORS (“CSA”) IN CONNECTION WITH THE PROPOSED TRANSACTION, OR INCORPORATE BY REFERENCE IN THE JOINT PROXY STATEMENT/CIRCULAR, AS APPLICABLE, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain free copies of the Joint Proxy Statement/Circular (including any amendments or supplements thereto) and any other relevant documents filed by Xos and ElectraMeccanica with the SEC or the CSA in connection with the proposed transaction (when they become available) on the SEC’s website at www.sec.gov and on the CSA’s System for Electronic Document Analysis and Retrieval+ website at https://www.sedarplus.ca/, on Xos’ website at www.xostrucks.com, by contacting Xos’ investor relations via email at investors@xostrucks.com, on ElectraMeccanica’s website at https://ir.emvauto.com, or by contacting ElectraMeccanica’s Investor Relations via email at IR@emvauto.com, as applicable.

Non-Solicitation

This filing will not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

This filing includes “forward-looking statements” within the meaning of U.S. federal securities laws and applicable Canadian securities laws. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions. Forward-looking statements represent current judgments about possible future events, including, but not limited to statements regarding: the timing and completion of the Arrangement, including the satisfaction or waiver of all the required conditions thereto; the expected respective ownerships in the combined company of Xos stockholders and ElectraMeccanica shareholders upon completion of the Arrangement; expectations or forecasts of business, operations, financial performance, prospects, and other plans, intentions, expectations, estimates, and beliefs relating to the proposed transaction between ElectraMeccanica and Xos, such as statements regarding the operations and prospects of Xos, the current and projected market, growth opportunities and synergies for the combined company, expectations regarding Xos’ ability to leverage ElectraMeccanica’s balance sheet, and gross margin and future profitability expectations. These forward-looking statements are based upon the current beliefs and expectations of the management of ElectraMeccanica and are subject to known and unknown risks and uncertainties. Factors that could cause actual events to differ include, but are not limited to:

●	ElectraMeccanica’s ability to maintain its net cash balance prior to the effective time of the Arrangement;
●	the ability of the combined company to further penetrate the U.S. market;
●	the total addressable market of Xos’ business;
●	general economic conditions in the markets where Xos operates;

●	the expected timing of any regulatory approvals relating to the proposed transaction, the businesses of ElectraMeccanica and Xos and of the combined company and product launches of such businesses and companies;
●	non-performance of third-party vendors and contractors;
●	risks related to the combined company’s ability to successfully sell its products and the market reception to and performance of its products;
●	ElectraMeccanica’s, Xos’, and the combined company’s compliance with, and changes to, applicable laws and regulations;
●	ElectraMeccanica’s, Xos’, and the combined company’s limited operating history;
●	the combined company’s ability to manage growth;
●	the combined company’s ability to obtain additional financing;
●	the combined company’s ability to expand product offerings;
●	the combined company’s ability to compete with others in its industry;
●	the combined company’s ability to protect its intellectual property;
●	ElectraMeccanica’s, Xos’, and the combined company’s ability to defend against legal proceedings;
●	the combined company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;
●	the combined company’s ability to achieve the expected benefits from the proposed transaction within the expected time frames or at all;
●	the incurrence of unexpected costs, liabilities or delays relating to the proposed transaction;
●	the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including with respect to the approval of Xos’ stockholders and ElectraMeccanica’s shareholders;
●	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the definitive arrangement agreement;
●	the effect of the announcement or pendency of the transaction on the combined company’s business relationships, operating results and business generally; and
●	other economic, business, competitive, and regulatory factors related to the Arrangement and the businesses of the companies generally, including but not limited to those set forth in the Joint Proxy Statement/Circular, as well as those set forth in ElectraMeccanica’s filings with the SEC, including in the “Risk Factors” section of ElectraMeccanica’s Annual Report on Form 10-K filed with the SEC on March 8, 2024 and any subsequent SEC filings, and those set forth in Xos’ filings with the SEC, including in the “Risk Factors” section of Xos’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and any subsequent SEC filings. These documents with respect to ElectraMeccanica can be accessed on ElectraMeccanica’s website at https://ir.emvauto.com/filings/sec-filings/default.aspx and these documents with respect to Xos can be accessed on Xos’ web page at https://www.xostrucks.com/investor-overview/ by clicking on the link “SEC Filings”.

Readers are cautioned not to place undue reliance on forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of ElectraMeccanica or the combined company. Forward-looking statements speak only as of the date they are made, and ElectraMeccanica undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where expressly required to do so by law.